Exhibit 10.1
PARK NATIONAL CORPORATION
BONUS PROGRAM
 (Adopted on December 16, 2008)
     The following is a description of the Park National Corporation Bonus Program (the “Program”) maintained by Park National Corporation (“Park”) for certain officers of Park and its subsidiaries.
1. Participants
     The officers set forth on the attached Exhibit A are “participants” in the Program.
2. Bonus Amounts
     Subject to Section 3, each participant shall be entitled to a lump sum cash payment in the amount listed next to the participant’s name on the attached Exhibit A. No interest or earnings shall accrue with respect to any bonus payable hereunder prior to its payment under the Program.
3. Vesting
     Subject to a participant’s continued employment with Park and its subsidiaries, the participant will become vested in the participant’s bonus payable under the Program on the earlier of (a) attaining age 55 and completing at least five years of service with Park and its subsidiaries and (b) January 1, 2008. Notwithstanding the foregoing, if a participant’s employment is terminated for “cause” (as determined by Park in its sole discretion), the participant shall forfeit his or her right to payment of any bonus hereunder (whether or not such participant’s right to a bonus had previously vested).
4. Payment of Bonus Amounts
     A bonus that has become vested under the Program will be paid in a lump sum to the participant on the earlier of (a) the participants’s termination of employment for any reason other than for cause and (b) the first business day following January 1, 2009. Notwithstanding the foregoing, if a participant is a “specified employee,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined under Park’s policy for determining specified employees, on the date of the participant’s termination, any bonus that becomes payable upon such termination may not be paid until the first business day of the seventh month following the date of the participant’s termination. For purposes of this Program, the word “termination” or “terminated” in connection with a participant’s employment shall mean the participant’s “separation from service,” within the meaning of Section 409A of Code and Treasury Regulation Section 1.409A-1(h), from Park and any person with whom Park would be considered a single employer under Sections 414(b) and (c) of the Code.
     Any payments made pursuant to this Program shall be in addition to the bonuses, if any, paid or payable to any participant under any other incentive plan or arrangement, including the annual incentive plan, maintained by Park or any of its subsidiaries.

5. Section 409A of the Code
     It is intended that the Program comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Program will be interpreted, administered and operated accordingly. Changes to the time of payment of bonus amounts under the Program have been made in accordance with, and as permitted by, the transition relief provided in IRS Notice 2007-86. Nothing in the Program shall be construed as an entitlement to or guarantee of any particular tax treatment to any participant.

EXHIBIT A

PARTICIPANT	BONUS AMOUNT
• C. Daniel DeLawder	$188,195
• David L. Trautman	$35,365
• John W. Kozak	$8,544
• The remaining program participants [whose individual names have not been included as they are not named executive officers of Park National Corporation for purposes of Item 402 of SEC Regulation S-K]	$531,896